Exhibit 10.2

February 27, 2014

Mr. Mohan Maheswaran

Semtech Corporation

200 Flynn Road

Camarillo, California 93012

Re:                             Amendment of Employment Offer Letter

Dear Mohan:

Reference is made to that certain employment offer letter entered into by and between you and Semtech Corporation, a Delaware corporation (“Semtech”), dated as of March 8, 2006 and as subsequently amended (your “Offer Letter”).  Capitalized terms are defined in the Offer Letter if not otherwise defined in this letter agreement.

Your Offer Letter is amended to provide as follows:

1.                                      Section 15(b)(v) of your Offer Letter is deleted.

2.                                      Exhibit B of your Offer Letter is amended and restated to read in its entirety as follows:

“EXHIBIT B

LIMITATION ON BENEFITS.

Notwithstanding anything contained in this offer letter to the contrary, to the extent that the payments and benefits provided under this offer letter and benefits provided to, or for the benefit of, you under any other Company plan or agreement (such payments or benefits are collectively referred to as the Benefits) would be subject to the excise tax (Excise Tax) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (Code), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received all of the Benefits (such reduced amount is referred to hereinafter as the Limited Benefit Amount).  Unless you shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Code Section 409A to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

Except as expressly set forth above, this letter agreement does not modify any other terms of your Offer Letter except as expressly set forth above, and your Offer Letter (as modified by this letter agreement) will remain in full force and effect in accordance with its original terms, conditions and provisions.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, you and the Company have caused this letter agreement to be duly executed and delivered on the day and year first written above.

Semtech Corporation,
a Delaware corporation

		By:	/s/ Charles B. Ammann
		Name:	Charles B. Ammann
		Its:	Executive Vice President, General Counsel and Secretary

Acknowledged and Agreed:

By:	/s/ Mohan Maheswaran
Mohan Maheswaran